I-trax Contact:                            Investor Contact:
Janice MacKenzie                           Chris Witty / Jody Burfening
I-trax, Inc.                               Lippert/Heilshorn & Associates, Inc.
(610) 459-2405 x109                        (212) 201-6609
jlmackenzie@i-trax.com                      cwitty@lhai.com


FOR IMMEDIATE RELEASE

              I-TRAX COMMENCES SEARCH FOR ADDITIONAL BOARD MEMBERS


CHADDS FORD, PA, March 24, 2005 -- I-trax, Inc. (Amex: DMX), an integrated provider of health and productivity management services, today announced that the Board of Directors of I-trax has commenced a search for two new directors to join I-trax's Board and Audit Committee. The search was prompted by two unrelated events as further described herein.

Michael M.E. Johns, M.D., a director of I-trax since February, 2001, has advised I-trax that he is resigning from the Board effective April 29, 2005. The resignation was prompted by Dr. Johns' nomination to serve as a director of Johnson & Johnson and the anticipated commitment and potential conflict that such an appointment would involve.

Frank A. Martin, chairman of I-trax, stated: "It has been a pleasure to have worked with Dr. Johns for the past four years. He has contributed to our Board immensely, and we extend to him our best wishes as he prepares to assume the responsibilities inherent in serving as a director of Johnson & Johnson."

In addition, the appointment of R. Dixon Thayer as I-trax's chief executive officer, and the subsequent resignation of Mr. Thayer from I-trax's Audit Committee, have resulted in the Audit Committee being reduced to one director. On March 18, 2005, the American Stock Exchanged issued a letter notifying the company that it was not in compliance with the Exchange's audit committee composition requirements as set forth in Section 121B(2) of the Company Guide. The Exchange allowed I-trax until June 16, 2005 to regain compliance with the Exchange requirements.

The I-trax Board and Nominating Committee have commenced a search and have identified director candidates that, when elected, are expected to bring substantial contributions to I-trax.

About I-trax
I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. The company is focused on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.